                         AGREEMENT AND PLAN OF MERGER


                                 By and Among

                                WorldCom, Inc.,

                                   HIJ Corp.

                                      and

                       MFS Communications Company, Inc.










                                  Dated As Of

                                August 25, 1996

                               Table of Contents

                                                                          Page

ARTICLE I     TERMS OF THE MERGER . . . . . . . . . . . . . . . . . . . .    1
        1.1   The Merger  . . . . . . . . . . . . . . . . . . . . . . . .    1
        1.2   Effective Time  . . . . . . . . . . . . . . . . . . . . . .    2
        1.3   Merger Consideration  . . . . . . . . . . . . . . . . . . .    2
        1.4   Stockholders' Rights upon Merger  . . . . . . . . . . . . .    3
        1.5   Surrender and Exchange of Shares  . . . . . . . . . . . . .    4
        1.6   Options and Warrants  . . . . . . . . . . . . . . . . . . .    5
        1.7   Certificate of Incorporation  . . . . . . . . . . . . . . .    7
        1.8   Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . .    7
        1.9   [Intentionally left blank]  . . . . . . . . . . . . . . . .    7
        1.10  Other Effects of Merger . . . . . . . . . . . . . . . . . .    7
        1.11  Registration Statement; Prospectus/Proxy Statement  . . . .    7
        1.12  Tax-Free Reorganization . . . . . . . . . . . . . . . . . .    9
        1.13  Additional Actions  . . . . . . . . . . . . . . . . . . . .    9
        1.14  Dissenting Shares . . . . . . . . . . . . . . . . . . . . .    9
        1.15  Alternative Structure . . . . . . . . . . . . . . . . . . .   10

ARTICLE II    REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF
              MFS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
        2.1   Organization and Good Standing  . . . . . . . . . . . . . .   11
        2.2   Capitalization  . . . . . . . . . . . . . . . . . . . . . .   11
        2.3   Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . .   12
        2.4   Authorization; Binding Agreement  . . . . . . . . . . . . .   13
        2.5   Governmental Approvals  . . . . . . . . . . . . . . . . . .   13
        2.6   No Violations . . . . . . . . . . . . . . . . . . . . . . .   14
        2.7   Securities Filings and Litigation . . . . . . . . . . . . .   14
        2.8   MFS Financial Statements  . . . . . . . . . . . . . . . . .   15
        2.9   Absence of Certain Changes or Events  . . . . . . . . . . .   16
        2.10  Compliance with Laws  . . . . . . . . . . . . . . . . . . .   16
        2.11  Permits . . . . . . . . . . . . . . . . . . . . . . . . . .   16
        2.12  Finders and Investment Bankers  . . . . . . . . . . . . . .   16
        2.13  Contracts . . . . . . . . . . . . . . . . . . . . . . . . .   16
        2.14  Employee Benefit Plans  . . . . . . . . . . . . . . . . . .   17
        2.15  Taxes and Returns . . . . . . . . . . . . . . . . . . . . .   18
        2.16  Fairness Opinion  . . . . . . . . . . . . . . . . . . . . .   19
        2.17  Takeover Statutes . . . . . . . . . . . . . . . . . . . . .   19
        2.18  MFS Rights Plan . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE III   REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF
              WORLDCOM  . . . . . . . . . . . . . . . . . . . . . . . . .   19
        3.1   Organization and Good Standing  . . . . . . . . . . . . . .   19
        3.2   Capitalization  . . . . . . . . . . . . . . . . . . . . . .   20
        3.3   Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . .   20
        3.4   Authorization; Binding Agreement  . . . . . . . . . . . . .   21
        3.5   Governmental Approvals  . . . . . . . . . . . . . . . . . .   22
        3.6   No Violations . . . . . . . . . . . . . . . . . . . . . . .   22
        3.7   Securities Filings and Litigation . . . . . . . . . . . . .   22
        3.8   WorldCom Financial Statements . . . . . . . . . . . . . . .   23
        3.9   Absence of Certain Changes or Events  . . . . . . . . . . .   24
        3.10  Compliance with Laws  . . . . . . . . . . . . . . . . . . .   24
        3.11  Permits . . . . . . . . . . . . . . . . . . . . . . . . . .   24

        3.12  Finders and Investment Bankers  . . . . . . . . . . . . . .   24
        3.13  Contracts . . . . . . . . . . . . . . . . . . . . . . . . .   24
        3.14  Employee Benefit Plans  . . . . . . . . . . . . . . . . . .   25
        3.15  Taxes and Returns . . . . . . . . . . . . . . . . . . . . .   25
        3.16  Fairness Opinion  . . . . . . . . . . . . . . . . . . . . .   26
        3.17  Takeover Statutes and Charter . . . . . . . . . . . . . . .   26
        3.18  WorldCom Rights Plan  . . . . . . . . . . . . . . . . . . .   26

ARTICLE IV    ADDITIONAL COVENANTS OF MFS . . . . . . . . . . . . . . . .   26
        4.1   Conduct of Business of MFS and MFS  Subsidiaries  . . . . .   26
        4.2   Notification of Certain Matters . . . . . . . . . . . . . .   28
        4.3   Access and Information  . . . . . . . . . . . . . . . . . .   29
        4.4   Stockholder Approval  . . . . . . . . . . . . . . . . . . .   29
        4.5   Reasonable Business Efforts . . . . . . . . . . . . . . . .   30
        4.6   Public Announcements  . . . . . . . . . . . . . . . . . . .   30
        4.7   Compliance  . . . . . . . . . . . . . . . . . . . . . . . .   30
        4.8   No Solicitation . . . . . . . . . . . . . . . . . . . . . .   30
        4.9   SEC and Stockholder Filings . . . . . . . . . . . . . . . .   33
        4.10  Tax Opinion Certification . . . . . . . . . . . . . . . . .   33
        4.11  Affiliate Agreements  . . . . . . . . . . . . . . . . . . .   33
        4.12  Takeover Statutes . . . . . . . . . . . . . . . . . . . . .   33
        4.13  Comfort Letters . . . . . . . . . . . . . . . . . . . . . .   33

ARTICLE V     ADDITIONAL COVENANTS OF WORLDCOM  . . . . . . . . . . . . .   34
        5.1   Conduct of Business of WorldCom and the WorldCom
              Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . .   34
        5.2   Notification of Certain Matters . . . . . . . . . . . . . .   35
        5.3   Access and Information  . . . . . . . . . . . . . . . . . .   36
        5.4   Shareholder Approval  . . . . . . . . . . . . . . . . . . .   36
        5.5   Reasonable Business Efforts . . . . . . . . . . . . . . . .   36
        5.6   Public Announcements  . . . . . . . . . . . . . . . . . . .   37
        5.7   Compliance  . . . . . . . . . . . . . . . . . . . . . . . .   37
        5.8   No Solicitation . . . . . . . . . . . . . . . . . . . . . .   37
        5.9   SEC and Shareholder Filings . . . . . . . . . . . . . . . .   39
        5.10  Tax Opinion Certificates  . . . . . . . . . . . . . . . . .   39
        5.11  Board Representation  . . . . . . . . . . . . . . . . . . .   40
        5.12  Employee Benefit Plans  . . . . . . . . . . . . . . . . . .   40
        5.13  Indemnification . . . . . . . . . . . . . . . . . . . . . .   41
        5.14  Takeover Statutes . . . . . . . . . . . . . . . . . . . . .   41
        5.15  Comfort Letters . . . . . . . . . . . . . . . . . . . . . .   42

ARTICLE VI    CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . .   42
        6.1   Conditions to Each Party's Obligations  . . . . . . . . . .   42
              6.1.1    Stockholder Approval . . . . . . . . . . . . . . .   42
              6.1.2    No Injunction or Action  . . . . . . . . . . . . .   42
              6.1.3    Governmental Approvals . . . . . . . . . . . . . .   42
              6.1.4    HSR Act  . . . . . . . . . . . . . . . . . . . . .   43
              6.1.5    Required Consents  . . . . . . . . . . . . . . . .   43
              6.1.6    Registration Statement . . . . . . . . . . . . . .   44
              6.1.7    Blue Sky . . . . . . . . . . . . . . . . . . . . .   44
              6.1.8    Tax Opinion  . . . . . . . . . . . . . . . . . . .   44
              6.1.9    Quotation of WorldCom Stock  . . . . . . . . . . .   44

        6.2   Conditions to Obligations of MFS  . . . . . . . . . . . . .   44
              6.2.1    WorldCom Representations and Warranties  . . . . .   44
              6.2.2    Performance by WorldCom  . . . . . . . . . . . . .   44
              6.2.3    No Material Adverse Change . . . . . . . . . . . .   45
              6.2.4    Certificates and Other Deliveries  . . . . . . . .   45
              6.2.5    Opinion of WorldCom Counsel  . . . . . . . . . . .   45
              6.2.6    Election of Nominees . . . . . . . . . . . . . . .   45
        6.3   Conditions to Obligations of WorldCom . . . . . . . . . . .   45
              6.3.1    MFS Representations and Warranties . . . . . . . .   45
              6.3.2    Performance by MFS . . . . . . . . . . . . . . . .   46
              6.3.3    No Material Adverse Change . . . . . . . . . . . .   46
              6.3.4    Certificates and Other Deliveries  . . . . . . . .   46
              6.3.5    Opinion of MFS Counsel . . . . . . . . . . . . . .   46
              6.3.6    Affiliate Agreements . . . . . . . . . . . . . . .   46

ARTICLE VII   TERMINATION AND ABANDONMENT . . . . . . . . . . . . . . . .   47
        7.1   Termination . . . . . . . . . . . . . . . . . . . . . . . .   47
        7.2   Effect of Termination and Abandonment . . . . . . . . . . .   50
        7.3   Procedure Upon Termination  . . . . . . . . . . . . . . . .   51
        7.4   Services Agreement  . . . . . . . . . . . . . . . . . . . .   52

ARTICLE VIII  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .   52
        8.1   Confidentiality . . . . . . . . . . . . . . . . . . . . . .   52
        8.2   Amendment and Modification  . . . . . . . . . . . . . . . .   53
        8.3   Waiver of Compliance; Consents  . . . . . . . . . . . . . .   53
        8.4   Survival of Representations and Warranties  . . . . . . . .   53
        8.5   Notices . . . . . . . . . . . . . . . . . . . . . . . . . .   53
        8.6   Binding Effect; Assignment  . . . . . . . . . . . . . . . .   54
        8.7   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .   55
        8.8   Governing Law . . . . . . . . . . . . . . . . . . . . . . .   55
        8.9   Counterparts  . . . . . . . . . . . . . . . . . . . . . . .   55
        8.10  Interpretation  . . . . . . . . . . . . . . . . . . . . . .   55
        8.11  Entire Agreement  . . . . . . . . . . . . . . . . . . . . .   55
        8.12  Severability  . . . . . . . . . . . . . . . . . . . . . . .   56
        8.13  Specific Performance  . . . . . . . . . . . . . . . . . . .   56
        8.14  Third Parties . . . . . . . . . . . . . . . . . . . . . . .   56
        8.15 Schedules and Disclosure Letters . . . . . . . . . . . . . .   56

                               LIST OF SCHEDULES


Schedule               Description

2.1     MFS Jurisdictions of Organization and Qualification
2.2     Rights and Restrictions with respect to MFS Stock
2.3     MFS Subsidiaries
2.6     MFS Required Approvals
2.9     MFS Subsequent Events
2.13    MFS Material Contracts
2.14(a) MFS Employee Benefit Plans
2.14(b) Severance Obligations
2.15    MFS Tax Matters
3.2     Rights and Restrictions with respect to WorldCom Stock
3.3     WorldCom Subsidiaries
3.14    WorldCom Employee Benefit Plans
3.15    WorldCom Tax Matters
4.11    Form of MFS Affiliate Agreement
5.12(b) Schedule of Benefit Plans with Change in Control Provisions
6.2.5   Opinion of Counsel to WorldCom
6.3.5   Opinion of Counsel to MFS

                           GLOSSARY OF DEFINED TERMS

Term                                                                Page Where
                                                                     Defined

Acquisition Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Alternative Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Benefit Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Change in Control Agreements  . . . . . . . . . . . . . . . . . . . . . . . 40
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Delaware Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Enforceability Exceptions . . . . . . . . . . . . . . . . . . . . . . . . . 13
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Event . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Final Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
Governmental Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . 13
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
MFS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
MFS Acquisition Agreement . . . . . . . . . . . . . . . . . . . . . . . . . 31
MFS Ancillary Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . 13
MFS Benefit Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
MFS Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
MFS Disclosure Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
MFS Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . 15
MFS Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . 11
MFS Material Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
MFS Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
MFS Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
MFS Outperformance Options  . . . . . . . . . . . . . . . . . . . . . . . .  6
MFS Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
MFS Preferred Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
MFS Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
MFS Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
MFS Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
MFS Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
MFS Securities Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . 15
MFS Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

MFS Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
MFS Superior Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
MFS Takeover Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
MFS Tax Opinion Certificate . . . . . . . . . . . . . . . . . . . . . . . . 33
MFS Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Multiemployer Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
NASD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Nominees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
Prospectus/Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . .  7
Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . .  7
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Securities Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Series A Preferred  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Series B Preferred  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Series C Preferred  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Surviving Corporation Common Stock  . . . . . . . . . . . . . . . . . . . .  3
Surviving Corporation Material Adverse Effect . . . . . . . . . . . . . . . 44
Takeover Statute  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
WorldCom  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
WorldCom Acquisition Agreement  . . . . . . . . . . . . . . . . . . . . . . 38
WorldCom Ancillary Agreements . . . . . . . . . . . . . . . . . . . . . . . 21
WorldCom Benefit Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
WorldCom Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . . . 22
WorldCom Financial Statements . . . . . . . . . . . . . . . . . . . . . . . 23
WorldCom Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . 20
WorldCom Material Contract  . . . . . . . . . . . . . . . . . . . . . . . . 24
WorldCom Option Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  1
WorldCom Outperformance Options . . . . . . . . . . . . . . . . . . . . . .  6
WorldCom Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
WorldCom Preferred Shares . . . . . . . . . . . . . . . . . . . . . . . . . 20
WorldCom Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . .  2
WorldCom Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
WorldCom Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . 26
WorldCom Securities Filings . . . . . . . . . . . . . . . . . . . . . . . . 23
WorldCom Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
WorldCom Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
WorldCom Superior Proposal  . . . . . . . . . . . . . . . . . . . . . . . . 39
WorldCom Takeover Proposal  . . . . . . . . . . . . . . . . . . . . . . . . 38
WorldCom Tax Opinion Certificate  . . . . . . . . . . . . . . . . . . . . . 40

                         AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (the "Agreement") is made and entered into as of August 25, 1996, by and among WorldCom, Inc., a Georgia corporation ("WorldCom"), HIJ Corp., a Delaware corporation and wholly owned subsidiary of WorldCom ("Acquisition Subsidiary"), and MFS Communications Company, Inc., a Delaware corporation ("MFS").

                                   Recitals

          A. The respective Boards of Directors of MFS, Acquisition Subsidiary and WorldCom have approved the merger (the "Merger") of Acquisition Subsidiary with and into MFS in accordance with the laws of the State of Delaware and the provisions of this Agreement.

          B. MFS, Acquisition Subsidiary and WorldCom desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

          C. As a condition and inducement to WorldCom and Acquisition Subsidiary entering into this Agreement, concurrently with the execution and delivery of this Agreement, MFS has granted an option to WorldCom to purchase common stock of MFS pursuant to a Stock Option Agreement with WorldCom (the "MFS Option Agreement").

          D. As a condition and inducement to MFS entering into this Agreement, concurrently with the execution and delivery of this Agreement, WorldCom has granted an option to MFS to purchase common stock of WorldCom pursuant to a Stock Option Agreement with MFS (the "WorldCom Option Agreement").

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I
                              TERMS OF THE MERGER

          1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the Delaware General Corporation Law (the "Delaware Code"). At the Effective Time (as defined in Section 1.2, below), upon the terms and subject to the conditions of this Agreement, Acquisition Subsidiary shall be merged with and into MFS in accordance with the Delaware Code and the separate existence of Acquisition Subsidiary shall thereupon cease, and MFS, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware as a subsidiary of WorldCom. The parties shall prepare and execute a certificate of merger (the

"Certificate of Merger") in order to comply in all respects with the requirements of the Delaware Code and with the provisions of this Agreement.

          1.2 Effective Time. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the applicable provisions of the Delaware Code or at such later time as may be specified in the Certificate of Merger. The Certificate of Merger shall be filed as soon as practicable after all of the conditions set forth in this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same. WorldCom and MFS shall mutually determine the time of such filing and the place where the closing of the Merger (the "Closing") shall occur. The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

          1.3 Merger Consideration. (a) Subject to the provisions of this Agreement and any applicable backup or other withholding requirements, each of the issued and outstanding shares (the "MFS Shares") of common stock, par value $.01 per share, of MFS (the "MFS Common Stock"), together with the associated preferred stock purchase rights issued under the MFS Rights Agreement (as hereinafter defined) (the "MFS Rights"), as of the Effective Time shall be converted into the right to receive, and there shall be paid and issued as hereinafter provided, in exchange for each of the MFS Shares and MFS Rights, 2.1 shares (the "Exchange Ratio") of the common stock of WorldCom, par value $.01 per share, together with the associated preferred stock purchase rights issued under the WorldCom Rights Agreement (as hereinafter defined) (the "WorldCom Stock"), subject to payment of cash in lieu of any fractional share as hereinafter provided (the "Merger Consideration"). The Exchange Ratio shall be subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of the WorldCom Stock or the MFS Common Stock.

          (b) Subject to the provisions of this Agreement and any applicable backup or other withholding requirements, each of the issued and outstanding shares (the "MFS Preferred Shares") of Series A Preferred (as hereinafter defined) and Series B Preferred (as hereinafter defined) (other than any Dissenting Shares (as hereinafter defined)), as of the Effective Time shall be converted into the right to receive and there shall be paid and issued as hereinafter provided, in exchange for each share of Series A Preferred and Series B Preferred one (1) share of Series A 8% Cumulative Convertible Preferred Stock of WorldCom and one (1) share of Series B Convertible Preferred Stock of WorldCom, respectively (collectively, "WorldCom Preferred Stock") (and, as a result, each depositary share representing a 1/100 interest in a share of MFS Series A Preferred shall be converted into the right to receive a depositary share representing a 1/100 interest in a share of Series A 8% Cumulative Convertible Preferred Stock of WorldCom. The terms of the WorldCom Preferred Stock shall be substantially the same as the terms of the corresponding MFS Preferred Shares (with such stock being convertible at the same conversion price into the same number of shares of WorldCom Stock, in each case, as adjusted for the Exchange Ratio and otherwise on terms substantially similar to the terms of the corresponding MFS Preferred Shares with appropriate adjustments for dates of issuance or anniversary), except that each share of Series B Preferred (i) shall be entitled to one vote per share on all matters presented to WorldCom shareholders, voting together with the WorldCom Stock and such other voting rights as may be required by law, and
(ii) at the discretion of WorldCom, may contain corresponding restrictions on transfer, and in the case of both series of WorldCom Preferred Stock, with such changes as shall be appropriate to reflect previous adjustments effected pursuant to the terms of the MFS Preferred Shares and the requirements of Georgia Law.

          (c) No fractional shares of WorldCom Stock shall be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a shareholder of WorldCom. In lieu thereof, any person who would otherwise be entitled to a fractional share of WorldCom Stock pursuant to the provisions hereof shall receive an amount in cash equal to the value of such fractional share. The value of such fractional share shall be the product of such fraction (rounded down to the nearest hundredth of a share) multiplied by $26.375, subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of the WorldCom Stock.

          (d) Each share of MFS Common Stock or MFS Preferred Stock held in the treasury of MFS or by a wholly owned subsidiary of MFS shall be cancelled as of the Effective Time and no Merger Consideration shall be payable with respect thereto.

          (e) Subject to the provisions of this Agreement, at the Effective Time, the shares of Acquisition Subsidiary common stock outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one share of the common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which one share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by WorldCom.

          1.4 Stockholders' Rights upon Merger. Upon consummation of the Merger, the certificates which theretofore represented MFS Shares or MFS Preferred Shares (other than Dissenting Shares) (the "Certificates") shall cease to represent any rights with respect thereto, and, subject to applicable law and this Agreement, shall only represent the right to receive the Merger Consideration including the amount of cash, if any, payable in lieu of fractional shares of WorldCom Stock into which the MFS Shares or MFS Preferred Shares, as the case may be, have been converted pursuant to this Agreement. MFS represents and warrants neither the holders of the shares of MFS Stock nor the holders of shares of Series A Preferred are entitled to appraisal rights under applicable Law (as hereinafter defined) or the Certificate of Incorporation of MFS provided the conditions of Section 262(b)(1) of the Delaware Code are satisfied and the provisions of Section 262(b)(2) of the Delaware Code are not applicable.

          1.5 Surrender and Exchange of Shares. (a) Prior to the Closing Date, WorldCom shall appoint The Bank of New York or another agent mutually acceptable to WorldCom and MFS to act as exchange agent (the "Exchange Agent") for the Merger. Promptly after the Effective Time, WorldCom shall make available, or cause to be made available, to the Exchange Agent such certificates evidencing such number of shares of WorldCom Stock and WorldCom Preferred Stock and such amount of cash, as and when necessary, in order to enable the Exchange Agent to effect the exchange of certificates and make the cash payments in respect of fractional shares contemplated by Section 1.5(c) below.

          (b) On the Closing Date, WorldCom shall instruct the Exchange Agent to mail to each holder of record of a Certificate within five business days of receiving from MFS a list of such holders of record, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as WorldCom may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration.

          (c) After the Effective Time, each holder of a MFS Share or MFS Preferred Share (other than Dissenting Shares) shall surrender and deliver the Certificates to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive a certificate representing the number of whole shares of WorldCom Stock or WorldCom Preferred Stock into which such holder's MFS Shares or MFS Preferred Shares have been converted pursuant to this Agreement, subject to payment of cash in lieu of any fractional share. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to receive that number of whole shares of WorldCom Stock or WorldCom Preferred Stock into which the MFS Shares or MFS Preferred Shares (other than Dissenting Shares) have been converted pursuant to this Agreement, subject to payment of cash in lieu of any factional share; provided, however, that no dividends or other distributions, if any, in respect of the shares of WorldCom Stock or WorldCom Preferred Stock, declared after the Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered Certificates until such Certificates and transmittal letters are surrendered and delivered as provided herein. Subject to applicable Law, after the surrender and exchange of Certificates, the record holders thereof will be entitled to receive any such dividends or other distributions without interest thereon, which theretofore have become payable with respect to the number of shares of WorldCom Stock or WorldCom Preferred Stock for which such Certificates were exchangeable. Holders of any unsurrendered Certificates shall not be entitled to vote WorldCom Stock or WorldCom Preferred Stock until such Certificates are exchanged pursuant to this Agreement.

          (d) At the Effective Time, the stock transfer books of MFS shall be closed and no transfer of MFS Shares or MFS Preferred Shares shall be made thereafter, other than transfers of MFS Shares and MFS Preferred Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of WorldCom Stock or WorldCom Preferred Stock or cash as provided in Section 1.3.

          (e) Neither MFS nor WorldCom nor the Exchange Agent shall be liable to any holder of MFS Shares or MFS Preferred Shares for any such shares of WorldCom Stock or WorldCom Preferred Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

          1.6 Options and Warrants. (a) At the Effective Time, WorldCom shall cause each holder of a then-outstanding and unexercised option (the "MFS Options") or warrant (the "MFS Warrants") exercisable for shares of MFS Common Stock to receive, by virtue of the Merger and without any action on the part of the holder thereof, options or warrants, respectively, exercisable for shares of WorldCom Stock having the same terms and conditions as the MFS Options and MFS Warrants (including such terms and conditions as may be incorporated by reference into the agreements evidencing MFS Options and MFS Warrants pursuant to the plans or arrangements pursuant to which such MFS Options and MFS Warrants were granted and taking into account the provisions of Section 5.12(b) hereof) except that (i) the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Exchange Ratio, and (ii) MFS Options which are "MFS Outperformance Options" (as defined in

Section 1.6(b)) shall be treated as set forth in Section 1.6(b). WorldCom shall use all reasonable efforts to ensure that the MFS Options which qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. WorldCom shall take all corporate action necessary to reserve for issuance a sufficient number of shares of WorldCom Stock for delivery upon the exercise of MFS Options and MFS Warrants after the Effective Time. Immediately after the Effective Time, WorldCom shall file or cause to be filed all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of WorldCom Stock contemplated by such MFS Options subsequent to the Effective Time, and shall maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the MFS Options registered thereunder remain outstanding. As soon as practicable after the Effective Time, WorldCom shall qualify under applicable state securities laws the issuance of such shares of WorldCom Stock issuable upon exercise of MFS Options. WorldCom shall use reasonable business efforts to cause to be taken any actions necessary on the part of WorldCom to enable subsequent transactions in WorldCom Stock after the Effective Time pursuant to MFS Options held by persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act to be exempt from the application of
Section 16(b) of the Securities Exchange Act, to the extent permitted thereunder. At the Effective Time, WorldCom shall assume, by supplemental agreement, the due and punctual performance and observance of each and every covenant and condition of the Warrant Agreement dated as of June 8, 1993 between MFS and Gleacher & Co., Inc.

          (b) At the Effective Time, WorldCom shall cause each holder of a then-outstanding and unexercised MFS Option which is an "Outperformance Option" awarded under the MFS 1993 Stock Plan ("MFS Outperformance Options") to receive, by virtue of the Merger, in substitution for such MFS Outperformance Options, awards in respect of shares of WorldCom Stock ("WorldCom Outperformance Options") which shall preserve the economic value of, and the potential economic value associated with, each such MFS Outperformance Option immediately prior to the Effective Time, provided that the holder thereof executes and delivers to WorldCom an agreement reasonably satisfactory to WorldCom relating thereto. To the greatest extent practicable, such WorldCom Outperformance Options shall be based on the same performance criteria applicable to the MFS Outperformance Options, giving effect to the Merger and the transactions contemplated thereby. Each of MFS and WorldCom hereby covenant to cooperate in good faith in order to develop terms for each such WorldCom Outperformance Option which will effectuate the intent and purpose of this Section 1.6(b).

          1.7 Certificate of Incorporation. At and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be identical to the Certificate of Incorporation of MFS in effect at the Effective Time (subject to any subsequent amendment).

          1.8 Bylaws. Subject to Section 5.13 below, at and after the Effective Time, the Bylaws of Acquisition Subsidiary in effect at the Effective Time shall be the Bylaws of the Surviving Corporation (subject to any subsequent amendment).

          1.9  [Intentionally left blank].

          1.10 Other Effects of Merger. The Merger shall have all further effects as specified in the applicable provisions of the Delaware Code.

          1.11 Registration Statement; Prospectus/Proxy Statement.

          (a) For the purposes of (i) registering the issuance of WorldCom Stock, the WorldCom Preferred Stock and, if required, the WorldCom Outperformance Options, to holders of the MFS Shares, MFS Preferred Shares and MFS Outperformance Options in connection with the Merger with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and complying with applicable state securities Laws, (ii) holding the meeting of MFS stockholders to vote upon the adoption of this Agreement and the Merger and the transactions contemplated hereby and thereby (the "MFS Proposals"), and
(iii) holding the meeting of WorldCom's shareholders to approve the amendment of WorldCom's Articles of Incorporation to increase the number of authorized shares of WorldCom Stock and to approve the issuance of the WorldCom Stock and WorldCom Preferred Stock in the Merger and the other transactions contemplated hereby and thereby (the "WorldCom Proposals"), WorldCom and MFS will cooperate in the preparation of a registration statement on Form S-4 (such registration statement, together with any and all amendments and supplements thereto, being herein referred to as the "Registration Statement"), including a prospectus/ joint proxy statement satisfying all requirements of applicable state securities Laws, the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Securities Exchange Act").
Such prospectus/joint proxy statement in the form mailed by MFS and WorldCom to their respective stockholders, together with any and all amendments or supplements thereto, is herein referred to as the "Prospectus/Proxy Statement."

          (b) MFS will furnish WorldCom with such information concerning MFS and its subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to MFS and its subsidiaries, to comply with applicable Law. None of the information relating to MFS and its subsidiaries supplied by MFS for inclusion in the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. MFS agrees promptly to advise WorldCom if, at any time prior to the respective meetings of the stockholders of MFS or WorldCom referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide WorldCom with the information needed to correct such inaccuracy or omission. MFS will furnish WorldCom with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to MFS and its subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of MFS or WorldCom.

          (c) WorldCom will furnish MFS with such information concerning WorldCom and its subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to WorldCom and its subsidiaries, to comply with applicable Law. None of the information relating to WorldCom and its subsidiaries supplied by WorldCom for inclusion in the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. WorldCom agrees promptly to advise MFS if, at any time prior to the respective meetings of stockholders of MFS or WorldCom referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide MFS with the information needed to correct such inaccuracy or omission. WorldCom will furnish MFS with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to WorldCom and its subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of MFS or WorldCom.

          (d) MFS and WorldCom agree to cooperate in making any preliminary filings of the Prospectus/Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act.

          (e) WorldCom will file the Registration Statement with the SEC and appropriate materials with applicable state securities agencies as promptly as practicable and will use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and all such state filed materials to comply with applicable state securities Laws. MFS authorizes WorldCom to utilize in the Registration Statement and in all such state filed materials, the information concerning MFS and its subsidiaries provided to WorldCom in connection with, or contained in, the Prospectus/Proxy Statement. WorldCom promptly will advise MFS when the Registration Statement has become effective and of any supplements or amendments thereto, and WorldCom will furnish MFS with copies of all such documents. Except for the Prospectus/Joint Proxy or the preliminary prospectus/joint proxy, neither WorldCom nor MFS shall distribute any written material that might constitute a "prospectus" relating to the Merger, the MFS Proposals or the WorldCom Proposals within the meaning of the Securities Act or any applicable state securities Law without the prior written consent of WorldCom.

          1.12 Tax-Free Reorganization. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"). None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of
Section 368(a) of the Code.

          1.13 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Subsidiary or MFS or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary or MFS, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary or MFS, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

          1.14 Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of MFS Series B Preferred held by a holder who has demanded and perfected his demand for appraisal of his shares of Series B Preferred in accordance with Section 262 of the Delaware Code and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Series B Convertible Preferred Stock of WorldCom pursuant to Section 1.3 hereof, but the holder thereof shall be entitled to only such rights as are granted by the Delaware Code.

          (b)  Notwithstanding the provisions of subsection (a) of this
Section 1.14, if any holder of shares of Series B Preferred who demands appraisal of such shares under the Delaware Code shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of Series B Preferred shall automatically be converted into and represent only the right to receive the Series B Convertible Preferred Stock of WorldCom pursuant to Section 1.3 hereof, without any interest thereon, upon surrender of the certificate or certificates representing such shares of Series B Preferred.

          (c) MFS shall give WorldCom (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Series B Preferred, withdrawals of such demands, and any other instruments served pursuant to the Delaware Code received by MFS and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Code. MFS shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of WorldCom, settle or offer to settle any such demands. All payments made to holders of Dissenting Shares shall be made by MFS. No funds will be provided to MFS, directly or indirectly, by WorldCom or Acquisition Subsidiary nor will WorldCom or Acquisition Subsidiary reimburse MFS, directly or indirectly, for these payments.

          1.15 Alternative Structure. Notwithstanding anything to the contrary herein, the parties agree that the structure of the Merger as provided herein may, by mutual agreement of MFS and WorldCom, be modified such that, in lieu of Acquisition Subsidiary merging with and into MFS, MFS may merge with and into WorldCom (the "Alternative Structure"), provided the Alternative Structure (i) provides for equivalent value of consideration (which in the case of securities, shall be freely tradeable, subject to Rule 145 promulgated under the Securities Act) for, and entails no adverse tax consequences to, MFS's stockholders or holders of options or warrants for MFS Shares or MFS Outperformance Options, (ii) would have no materially adverse tax, accounting or other financial consequences for MFS, MFS's stockholders or holders of options or warrants for MFS Shares or MFS Outperformance Options (including without limitation an adverse effect with respect to any change in control provisions contained therein), and (iii) would not result in any material delay in consummation of the Merger as modified. In addition, MFS agrees to cooperate with WorldCom in considering structures for the Merger other than the Alternative Structure which will be implemented at the request of WorldCom, but only with the consent of MFS, which consent shall not be unreasonably withheld; provided, however, that in determining whether to consent to structures other than the Alternative Structure, consent will not be considered to be unreasonably withheld if the decision to withhold consent is determined by considering the factors referred to in clauses (i), (ii) and
(iii) above. In the event WorldCom and MFS agree to implement the Alternative Structure or another structure as contemplated by this Section 1.15, the parties agree to execute an appropriate amendment to this Agreement (including representations, warranties, covenants and other pertinent provisions to the extent appropriate in light of the Alternative Structure or other structure) providing for such Alternative Structure or other structure.


                                  ARTICLE II
                    REPRESENTATIONS, WARRANTIES AND CERTAIN
                               COVENANTS OF MFS

          MFS represents, warrants and/or covenants to and with WorldCom as follows:

          2.1 Organization and Good Standing. MFS and each of the MFS Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. MFS and each of the MFS Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the business, assets (including, but not limited to, intangible assets), prospects, condition (financial or otherwise), properties (including, but not limited to, intangible properties), liabilities or the results of operations of MFS and its subsidiaries taken as a whole ("MFS Material Adverse Effect").
Schedule 2.1 attached hereto contains a complete and accurate list of the jurisdictions of incorporation or organization and qualification or license of MFS and the MFS Subsidiaries. MFS has heretofore made available to WorldCom accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of MFS. For purposes of this Agreement, the term "MFS Subsidiary" shall mean any "Significant Subsidiary" (as such term is defined in Rule 1-02 of Regulation S-X of the SEC) of MFS.

          2.2 Capitalization. As of the date hereof, the authorized capital stock of MFS consists of (a) 400,000,000 shares of MFS Common Stock, and
(b) 25,000,000 shares of preferred stock, as to which 95,000 shares have been designated as Series A 8% Cumulative Convertible Preferred Stock, 15,000,000 shares have been designated as Series B Convertible Preferred

Stock and 75,000 shares have been designated as Series C Junior Participating Preferred Stock (collectively, the "MFS Preferred Stock" and, separately, the "Series A Preferred," "Series B Preferred," and "Series C Preferred," respectively). As of August 23, 1996, (a) 220,869,715 shares of MFS Common Stock were issued and outstanding, (b) no shares of MFS Common Stock were issued and held in the treasury of MFS, and (c) 94,492 shares of Series A Preferred, 15,000,000 shares of Series B Preferred and no shares of Series C Preferred were issued and outstanding. No other capital stock of MFS is authorized or issued. All issued and outstanding shares of the MFS Common Stock and MFS Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable securities Laws. Except as set forth in the MFS Securities Filings (as hereinafter defined) or on Schedule 2.2 attached hereto and as otherwise contemplated by this Agreement, as of the date hereof there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of MFS, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. Except as disclosed in the MFS Securities Filings, there are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of MFS and the MFS Subsidiaries or the ownership thereof other than those, if any, described on Schedule 2.2 attached hereto or those imposed by the Securities Act, the Securities Exchange Act, applicable state securities Laws or applicable corporate Law.

          2.3 Subsidiaries. Schedule 2.3 attached hereto sets forth the name and jurisdiction of incorporation or organization of each MFS Subsidiary, each of which is wholly owned by MFS except as otherwise indicated on said Schedule
2.3. All of the capital stock and other interests of the MFS Subsidiaries so held by MFS are owned by it or a MFS Subsidiary as indicated on said
Schedule 2.3, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the MFS Subsidiaries directly or indirectly held by MFS are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. Except as set forth on Schedule 2.3 attached hereto, there are no irrevocable proxies or similar obligations with respect to such capital stock of the MFS Subsidiaries held by MFS and no equity securities or other interests of any of the MFS Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any MFS Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any MFS Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

          2.4 Authorization; Binding Agreement. MFS has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements and documents referred to herein to which MFS is or will be a party or a signatory (the "MFS Ancillary Agreements") and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the Merger have been duly and validly authorized by MFS's Board of Directors and no other corporate proceedings on the part of MFS or any MFS Subsidiary are necessary to authorize the execution and delivery of this Agreement and the MFS Ancillary Agreements or to consummate the transactions contemplated hereby or thereby (other than the adoption of this Agreement by the stockholders of MFS in accordance with the Delaware Code and the Certificate of Incorporation and Bylaws of MFS). This Agreement has been duly and validly executed and delivered by MFS and constitutes, and upon execution and delivery thereof as contemplated by this Agreement, the MFS Ancillary Agreements will constitute, the legal, valid and binding agreements of MFS, enforceable against MFS in accordance with its and their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions").

          2.5 Governmental Approvals. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent") any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("Governmental Authority") on the part of MFS or any of the MFS Subsidiaries is required in connection with the execution or delivery by MFS of this Agreement and the MFS Ancillary Agreements or the consummation by MFS of the transactions contemplated hereby or thereby other than (i) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the Delaware Code, (ii) filings with the SEC, state securities laws administrators and the National Association of Securities Dealers, Inc.

("NASD"), (iii) Consents from the Federal Communications Commission, state public service or utility commissions (or comparable state Governmental Authorities) or foreign telephone administrations, (iv) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (v) such filings as may be required in any jurisdiction where MFS is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, and (vi) those Consents that, if they were not obtained or made, do not or would not have a MFS Material Adverse Effect or materially and adversely affect the ability of MFS to perform its obligations as set forth in this Agreement or to consummate the transactions contemplated hereby.

          2.6 No Violations. The execution and delivery of this Agreement and the MFS Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by MFS with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or Bylaws or other governing instruments of MFS or any of the MFS Subsidiaries,
(ii) except as set forth on Schedule 2.6 attached hereto, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any MFS Material Contract (as hereinafter defined), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of MFS or any MFS Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5, above, contravene any applicable provision of any constitution, treaty, statute, law, code, rule, regulation, ordinance, policy or order of any Governmental Authority or other matters having the force of law including, but not limited to, any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any court or other Governmental Authority ("Law") currently in effect to which MFS or any MFS Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv), above, for any deviations from the foregoing which do not or would not have a MFS Material Adverse Effect.

          2.7 Securities Filings and Litigation. MFS has made available to WorldCom true and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the years ended December 31, 1993, 1994 and 1995, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of MFS since May 26, 1993, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current

Reports on Form 8-K, as amended) filed by MFS with the SEC since May 26, 1993. The reports and statements set forth in clauses (i) through (iii), above, and those subsequently provided or required to be provided pursuant to this Section, are referred to collectively herein as the "MFS Securities Filings." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the MFS Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to MFS Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to MFS Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the MFS Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to MFS Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. There is no action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Authority ("Litigation") pending or, to the knowledge of MFS, threatened against MFS or any of its subsidiaries, any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any MFS Benefit Plan, as hereinafter defined, or otherwise relating to MFS or any of its subsidiaries or the securities of any of them, or any properties or rights of MFS or any of its subsidiaries or any MFS Benefit Plan which is required to be described in any MFS Securities Filing that is not so described. No event has occurred as a consequence of which MFS would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements and registration statements and amendments thereof (including, without limitation, Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by MFS with the SEC after the date hereof shall be provided to WorldCom on the date of such filing.

          2.8 MFS Financial Statements. The audited consolidated financial statements and unaudited interim financial statements of MFS included in the MFS Securities Filings (the "MFS Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of MFS and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

          2.9 Absence of Certain Changes or Events. Except as set forth in the MFS Securities Filings or in Schedule 2.9 attached hereto, since
December 31, 1995, through the date of this Agreement, there has not been:
(i) any event, occurrence, fact, condition, change, development or effect ("Event") that has had or could reasonably be expected to have a MFS Material Adverse Effect; or (ii) any declaration, payment or setting aside for payment of any dividend (except to MFS or a MFS Subsidiary and dividends required under the present terms of the MFS Preferred Stock) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of MFS by or from MFS.

          2.10 Compliance with Laws. The business of MFS and each of its subsidiaries has been operated in compliance with all Laws and all tariffs, rules and regulations applicable to the regulation of the provision of communications services including, but not limited to, information service providers and competitive local exchange, exchange access, inter-exchange and international telecommunications services, except for any instances of non-compliance which do not and will not have a MFS Material Adverse Effect. Without limiting the generality of the foregoing, neither MFS nor any of its subsidiaries has engaged in carrying transit or indirect traffic in violation of applicable Laws, tariffs, rules and regulations in any jurisdiction, foreign or domestic, which violation could reasonably be expected to have a MFS Material Adverse Effect.

          2.11 Permits. (i) MFS and its subsidiaries have all permits, certificates, licenses, approvals, tariffs and other authorizations required in connection with the operation of their business (collectively, "MFS Permits"), (ii) neither MFS nor any of its subsidiaries is in violation of any MFS Permit, and (iii) no proceedings are pending or, to the knowledge of MFS, threatened, to revoke or limit any MFS Permit, except, in each case, those the absence or violation of which do not and will not have a MFS Material Adverse Effect.

          2.12 Finders and Investment Bankers. Neither MFS nor any of its officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby other than pursuant to the agreement with Gleacher NatWest Inc., an accurate and complete copy of which agreement has been provided to WorldCom.

          2.13 Contracts. Except as set forth in Schedule 2.13 attached hereto, neither MFS nor any of its subsidiaries is a party or is subject to any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be described in or filed as an exhibit to any MFS Securities Filing ("MFS Material Contract") that is not so described in or filed as required by the Securities Act or the Securities Exchange Act, as the case may be. For purposes of this Section 2.13 and Section 3.13 below, a note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal shall be considered material if it is required to be described in or filed as an exhibit to any document filed under the Securities Act or the Securities Exchange Act, as the case may be. MFS has made available to WorldCom true and accurate copies of the MFS Material Contracts. All such MFS Material Contracts are valid and binding and are in full force and effect and enforceable against MFS or such subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions. Except as set forth in Schedule 2.6 attached hereto, (i) no Consent of any person is needed in order that each such MFS Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, except for Consents the absence of which would not have a MFS Material Adverse Effect, and (ii) neither MFS nor any of its subsidiaries is in violation or breach of or default under any such MFS Material Contract; nor to MFS's knowledge is any other party to any such MFS Material Contract in violation or breach of or default under any such MFS Material Contract in each case where such violation or breach would have a MFS Material Adverse Effect.

          2.14 Employee Benefit Plans.  Except as set forth in
Schedule 2.14(a) attached hereto, there are no material Benefit Plans (as defined below) maintained or contributed to by MFS or any of its subsidiaries ("MFS Benefit Plan"). A "Benefit Plan" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder (" ERISA"), even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause, any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan, or any other compensation, welfare, fringe benefit or retirement plan, program, policy, course of conduct, understanding or arrangement of any kind whatsoever, providing for benefits for or the welfare of any or all of the current or former employees or agents of MFS or any of its subsidiaries or their beneficiaries or dependents; provided that Benefit Plans shall not include any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

          No MFS Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code. Each of the MFS Benefit Plans has been maintained in material compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely to result in a MFS Material Adverse Effect.

          Neither MFS nor any of its subsidiaries contributes to, or has any outstanding liability with respect to, any Multiemployer Plan.

          Except as set forth in Schedule 2.14(b) attached hereto and except as provided in Section 5.12(b), the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting of benefits or increase the amount of compensation due to any individual.

          2.15 Taxes and Returns. (a) Except as disclosed in Schedule 2.15 attached hereto, MFS and each of its subsidiaries has timely filed, or caused to be timely filed all material Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the MFS Financial Statements have been established or which are being contested in good faith. Except as set forth in Schedule 2.15 attached hereto, there are no claims or assessments pending against MFS or any of its subsidiaries for any alleged deficiency in any Tax, and MFS has not been notified in writing of any proposed Tax claims or assessments against MFS or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the MFS Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Except as set forth in
Schedule 2.15 attached hereto, neither MFS nor any of its subsidiaries has any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. Except as set forth in Schedule 2.15 attached hereto, there are no outstanding requests by MFS or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any return.

          (b) To the best knowledge of MFS, there are no liens for material amounts of Taxes on the assets of MFS or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable.

          (c) For purposes of this Agreement, the term "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

          2.16 Fairness Opinion. MFS's Board of Directors has received from its financial advisors, Gleacher NatWest Inc., a written opinion addressed to it for inclusion in the Prospectus/Proxy Statement to the effect that the Exchange Ratio and the WorldCom Preferred Stock is fair to the holders of the MFS Shares and the MFS Preferred Shares, respectively, from a financial point of view.

          2.17 Takeover Statutes. Assuming WorldCom and its "associates" and "affiliates" (as defined in Section 203 of the Delaware Code) collectively beneficially own and have beneficially owned at all times during the three year period prior to the date hereof less than fifteen percent (15%) of the MFS Shares outstanding (other than MFS Shares issuable pursuant to the MFS Option Agreement), Section 203 of the Delaware Code is, and shall be, inapplicable to the Merger, this Agreement, the MFS Option Agreement and the transactions contemplated hereby and thereby.

          2.18 MFS Rights Plan. Under the Rights Agreement between MFS and Continental Stock Transfer & Trust Company, as Rights Agent, dated as of September 30, 1995 and as amended as of August 24, 1996 (the "MFS Rights Agreement"), WorldCom will not become an "Acquiring Person", no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the MFS Rights Agreement) will occur, and the holders of any MFS Rights will not be entitled to receive any benefits under the MFS Rights Agreement as a result of the approval, execution or delivery of this Agreement, the MFS Option Agreement or the consummation of the transactions contemplated hereby and thereby.


                                  ARTICLE III
                        REPRESENTATIONS, WARRANTIES AND
                         CERTAIN COVENANTS OF WORLDCOM

          WorldCom represents, warrants and/or covenants to and with MFS as follows:

          3.1 Organization and Good Standing. WorldCom, Acquisition Subsidiary and each of the WorldCom Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. WorldCom and each of the WorldCom Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the business, assets (including, but not limited to, intangible assets), prospects, condition (financial or otherwise), properties (including, but not limited to, intangible properties), liabilities or the results of operations of WorldCom and its subsidiaries taken as a whole ("WorldCom Material Adverse Effect"). WorldCom has heretofore made available to MFS accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of WorldCom. For purposes of this Agreement, the term "WorldCom Subsidiary" shall mean any "Significant Subsidiary" (as such term is defined in Rule 1-02 of the Registration S-X of the SEC) of WorldCom.

          3.2 Capitalization. As of the date hereof, the authorized capital stock of WorldCom consists of 750,000,000 shares of WorldCom Stock, and 50,000,000 shares of preferred stock, par value $.01 per share ("WorldCom Preferred Shares"). As of August 23, 1996, (a) 408,161,493 shares of WorldCom Stock were issued and outstanding, and (b) no WorldCom Preferred Shares were outstanding. No other capital stock of WorldCom is authorized or issued. All issued and outstanding shares of the WorldCom Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable securities Laws. Except as set forth in the WorldCom Securities Filings (as hereinafter defined) or on
Schedule 3.2 attached hereto, or as otherwise contemplated by this Agreement, as of the date hereof there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of WorldCom, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. Except as disclosed in the WorldCom Securities Filings, there are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of WorldCom and the WorldCom Subsidiaries or the ownership thereof other than those imposed by the Securities Act, the Securities Exchange Act, applicable state securities Laws or applicable corporate Law.

          3.3 Subsidiaries. Schedule 3.3 attached hereto sets forth the name and jurisdiction of incorporation or organization of each WorldCom Subsidiary, each of which is wholly owned by WorldCom except as otherwise indicated on said Schedule 3.3. All of the capital stock and other interests of the WorldCom Subsidiaries so held by WorldCom are owned by it or a WorldCom Subsidiary as indicated on said Schedule 3.3, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the WorldCom Subsidiaries held by WorldCom are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. Except as set forth on Schedule 3.3 attached hereto, there are no irrevocable proxies or similar obligations with respect to such capital stock of the WorldCom Subsidiaries held by WorldCom and no equity securities or other interests of any of the WorldCom Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any WorldCom Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any WorldCom Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

          3.4 Authorization; Binding Agreement. WorldCom and Acquisition Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements and documents referred to herein to which WorldCom or Acquisition Subsidiary is or will be a party or a signatory (the "WorldCom Ancillary Agreements") and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the Merger have been duly and validly authorized by the respective Boards of Directors of WorldCom and Acquisition Subsidiary, as appropriate, and no other corporate proceedings on the part of WorldCom, Acquisition Subsidiary or any WorldCom Subsidiary are necessary to authorize the execution and delivery of this Agreement and the WorldCom Ancillary Agreements or to consummate the transactions contemplated hereby or thereby (other than the requisite approval by the WorldCom shareholders of the WorldCom Proposals and the sole shareholder of Acquisition Subsidiary of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of WorldCom and Acquisition Subsidiary and constitutes, and upon execution and delivery thereof as contemplated by this Agreement, the WorldCom Ancillary Agreements will constitute, the legal, valid and binding agreements of WorldCom and Acquisition Subsidiary, enforceable against each of WorldCom and Acquisition Subsidiary in accordance with its and their respective terms, subject to the Enforceability Exceptions.

          3.5 Governmental Approvals. No Consent from or with any Governmental Authority on the part of WorldCom or any of the WorldCom Subsidiaries is required in connection with the execution or delivery by WorldCom of this Agreement and the WorldCom Ancillary Agreements or the consummation by WorldCom of the transactions contemplated hereby or thereby other than (i) filings with the SEC, state securities laws administrators, the NASD and applicable Georgia Governmental Authorities, (ii) Consents from the Federal Communications Commission, state public service or utility commissions (or comparable state Governmental Authorities) or foreign telephone administrations, (iii) filings under the HSR Act, and (iv) those Consents that, if they were not obtained or made, do not or would not have a WorldCom Material Adverse Effect or materially and adversely affect the ability of WorldCom to perform its obligations set forth herein or to consummate the transactions contemplated hereby.

          3.6 No Violations. The execution and delivery of this Agreement and the WorldCom Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by WorldCom with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or Bylaws or other governing instruments of WorldCom or any of the WorldCom Subsidiaries, (ii) except for compliance with the requirements under WorldCom's Amended and Restated Credit Agreement dated as of June 28, 1996 (the "WorldCom Credit Agreement"), require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any WorldCom Material Contract (as hereinafter defined), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of WorldCom or any WorldCom Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5, above, contravene any Law currently in effect to which WorldCom or any WorldCom Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses
(ii), (iii) and (iv), above, for any deviations from the foregoing which do not or would not have a WorldCom Material Adverse Effect.

          3.7 Securities Filings and Litigation. WorldCom has made available to MFS true and complete copies of (i) its Annual or Transition Reports on Form 10-K, as amended, for the years ended December 31, 1993, 1994 and 1995, or periods included therein, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of WorldCom since January 1, 1993, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by WorldCom with the SEC since January 1, 1993. The reports and statements set forth in clauses (i) through (iii), above, and those subsequently provided or required to be provided pursuant to this Section, are referred to collectively as the "WorldCom Securities Filings"). As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the WorldCom Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to WorldCom Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to WorldCom Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the WorldCom Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to WorldCom Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. There is no Litigation pending or, to the knowledge of WorldCom, threatened against WorldCom or any of its subsidiaries, any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any WorldCom Benefit Plan, as hereinafter defined, or otherwise relating to WorldCom or any of its subsidiaries or the securities of any of them, or any properties or rights of WorldCom or any of its subsidiaries or any WorldCom Benefit Plan which is required to be described in any WorldCom Securities Filing that is not so described. No event has occurred as a consequence of which WorldCom would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements and registration statements and amendments thereof (including, without limitation, Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by WorldCom with the SEC after the date hereof shall be provided to MFS on the date of such filing.

          3.8 WorldCom Financial Statements. The audited consolidated financial statements and unaudited interim financial statements of WorldCom included in the WorldCom Securities Filings (the "WorldCom Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of WorldCom and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

          3.9 Absence of Certain Changes or Events. Except as set forth in the WorldCom Securities Filings and except for the adoption of the WorldCom Rights Agreement, since December 31, 1995, through the date of this Agreement, there has not been: (i) any Event that has had or could reasonably be expected to have a WorldCom Material Adverse Effect; or (ii) any declaration, payment or setting aside for payment of any dividend (except to WorldCom or a WorldCom Subsidiary) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of WorldCom by or from WorldCom.

          3.10 Compliance with Laws. The business of WorldCom and each of its subsidiaries has been operated in compliance with all Laws and all tariffs, rules and regulations applicable to the regulation of the provision of communications services including, but not limited to, information service providers and competitive local exchange, exchange access, inter-exchange and international telecommunications services, except for any instances of non-compliance which do not and will not have a WorldCom Material Adverse Effect. Without limiting the generality of the foregoing, neither WorldCom nor any of its subsidiaries has engaged in carrying transit or indirect traffic in violation of applicable Laws, tariffs, rules and regulations in any jurisdiction, foreign or domestic, which violation could reasonably be expected to have a WorldCom Material Adverse Effect.

          3.11 Permits. (i) WorldCom and its subsidiaries have all permits, certificates, licenses, approvals, tariffs and other authorizations required in connection with the operation of their business (collectively, "WorldCom Permits"), (ii) neither WorldCom nor any of its subsidiaries is in violation of any WorldCom Permit, and (iii) no proceedings are pending or, to the knowledge of WorldCom, threatened, to revoke or limit any WorldCom Permit, except, in each case, those the absence or violation of which do not and will not have a WorldCom Material Adverse Effect.

          3.12 Finders and Investment Bankers. Neither WorldCom nor any of its officers or directors has employed any broker or finder other than Salomon Brothers Inc or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

          3.13 Contracts. Neither WorldCom nor any of its subsidiaries is a party or is subject to any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be described in or filed as an exhibit to any WorldCom Securities Filing ("WorldCom Material Contract") that is not so described in or filed as required by the Securities Act or the Securities Exchange Act, as the case may be. WorldCom has made available to MFS true and accurate copies of the WorldCom Material Contracts. All such WorldCom Material Contracts are valid and binding and are in full force and effect and enforceable against WorldCom or such subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions. Except as referenced in Section 3.6 above,
(i) no Consent of any person is needed in order that each such WorldCom Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, except for Consents the absence of which would not have a WorldCom Material Adverse Effect, and (ii) neither WorldCom nor any of its subsidiaries is in violation or breach of or default under any such WorldCom Material Contract; nor to WorldCom's knowledge is any other party to any such WorldCom Material Contract in violation or breach of or default under any such WorldCom Material Contract in each case where such violation or breach would have a WorldCom Material Adverse Effect.

          3.14 Employee Benefit Plans. Except as set forth in Schedule 3.14 attached hereto, there are no material Benefit Plans maintained or contributed to by WorldCom or any of its subsidiaries ("WorldCom Benefit Plan"). No WorldCom Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code. Each of the WorldCom Benefit Plans has been maintained in material compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely to result in a WorldCom Material Adverse Effect.

          3.15 Taxes and Returns. (a) Except as disclosed in Schedule 3.15 attached hereto, WorldCom and each of its subsidiaries has timely filed, or caused to be timely filed all material Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the WorldCom Financial Statements have been established or which are being contested in good faith. Except as set forth in Schedule 3.15 attached hereto, there are no claims or assessments pending against WorldCom or any of its subsidiaries for any alleged deficiency in any Tax, and WorldCom has not been notified in writing of any proposed Tax claims or assessments against WorldCom or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the WorldCom Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Except as set forth in Schedule 3.15 attached hereto, neither WorldCom nor any of its subsidiaries has any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. Except as set forth in Schedule 3.15 attached hereto, there are no outstanding requests by WorldCom or any of its subsidiaries for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any return.

          (b) To the best knowledge of WorldCom, there are no liens for material amounts of Taxes on the assets of WorldCom or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable.

          3.16 Fairness Opinion. WorldCom's Board of Directors has received from its financial advisors, Salomon Brothers Inc, a written opinion addressed to it for inclusion in the Prospectus/ Proxy Statement to the effect that the Exchange Ratio is fair to the holders of WorldCom Stock from a financial point of view.

          3.17 Takeover Statutes and Charter. Assuming MFS and its "associates" and "affiliates" (as defined under 14-2-1110 of the Georgia Business Corporation Code), collectively beneficially own and have beneficially owned at all times during the three-year period prior to the date hereof less than 1% of the shares of WorldCom Stock outstanding (other than shares of WorldCom Stock subject to the WorldCom Option Agreement), Section 14-2-1132 of the Georgia Business Corporation Code is, and shall be inapplicable to the Merger, the WorldCom Option Agreement and the transactions contemplated by this Agreement. As a result of the execution of this Agreement and the WorldCom Option Agreement, MFS is not, and will not be, a "Related Person" as defined in Article Ten of the Amended and Restated Certificate of Incorporation of WorldCom.

          3.18 WorldCom Rights Plan. Under the Rights Agreement between WorldCom and The Bank of New York, dated as of the date hereof (the "WorldCom Rights Agreement"), MFS will not become an "Acquiring Person," no "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the WorldCom Rights Agreement) will occur, and the holders of any rights issued pursuant to the WorldCom Rights Agreement will not be entitled to receive any benefits under the WorldCom Rights Agreement as a result of the approval, execution or delivery of this Agreement, the WorldCom Option Agreement or the consummation of the transactions contemplated hereby and thereby.

                                  ARTICLE IV
                          ADDITIONAL COVENANTS OF MFS

          MFS represents, covenants and agrees as follows:

          4.1 Conduct of Business of MFS and MFS Subsidiaries. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, MFS shall conduct, and it shall cause its subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and MFS shall, and it shall cause its subsidiaries to, use its or their reasonable business efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as otherwise set forth in the MFS Disclosure Letter (as hereinafter defined), after the date of this Agreement and prior to the Effective Time, neither MFS nor any of its subsidiaries will, without the prior written consent of WorldCom:

               (i) amend or propose to amend its Certificate or Articles of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

               (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of MFS or any of its subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of MFS or any of its subsidiaries, except for the issuance of shares of MFS Common Stock pursuant to the exercise of stock options or warrants or the conversion of convertible securities outstanding on the date of this Agreement in accordance with their present terms and except for the grant of employee stock options and issuance of MFS Common Stock pursuant to the exercise thereof, in the ordinary course of business consistent with past practice, and except for the issuance of shares of MFS Common Stock in accordance with the terms of acquisitions approved by WorldCom; and

               (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to MFS or a subsidiary of MFS and dividends required under the present terms of the MFS Preferred Stock, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

               (iv) other than as contemplated by its May 6, 1996 business plans or in the ordinary course of business consistent with past practice, (a) create, incur or assume any debt or obligations in respect of capital leases, except refinancings of existing obligations on terms that are no less favorable to MFS or its subsidiaries than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible

(whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than to a MFS subsidiary and customary travel, relocation or business advances to employees) made in the ordinary course of business consistent with past practice; (d) acquire the stock or assets of, or merge or consolidate with, any other person; (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (f) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to MFS and its subsidiaries taken as a whole other than to secure debt permitted under (a) of this clause (iv);

               (v) increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement and such as are in the ordinary course of business consistent with past practice;

               (vi) enter into any lease or amend any lease of real property other than in the ordinary course of business consistent with past practice; or

               (vii) consent to the transfer of any shares of the Series B Preferred.

          Furthermore, MFS covenants, represents and warrants that from and after the date of this Agreement, unless WorldCom shall otherwise expressly consent in writing, MFS shall, and MFS shall cause each of its subsidiaries to, use its or their reasonable business efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all MFS Permits necessary for, or otherwise material to, such business.

          4.2 Notification of Certain Matters. MFS shall give prompt notice to WorldCom if any of the following occur after the date of this Agreement:
(i) any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any MFS Material Contract which could have a MFS Material Adverse Effect;
(ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (iii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an Event which could have a MFS Material Adverse Effect; (v) the commencement or threat of any Litigation involving or affecting MFS or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of MFS or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger or any material development in connection with any Litigation disclosed by MFS in or pursuant to this Agreement or the MFS Securities Filings; and (vi) the occurrence of any Event that could cause a breach by MFS of any provision of this Agreement or a MFS Ancillary Agreement, including such a breach that could occur if such Event had taken place on or prior to the date of this Agreement.

          4.3 Access and Information. Between the date of this Agreement and the Effective Time, MFS and its subsidiaries will give, and shall direct its accountants and legal counsel to give, WorldCom, its lenders and their respective authorized representatives (including, without limitation, financial advisors, accountants and legal counsel) at all reasonable times access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records (including, but not limited to, Tax Returns) of or pertaining to MFS and its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish WorldCom with (a) such financial and operating data and other information with respect to the business and properties of MFS and its subsidiaries as WorldCom may from time to time reasonably request, and (b) a copy of each material report, schedule and other document filed or received by MFS or any of its subsidiaries pursuant to the requirements of applicable securities laws or the NASD.

          4.4 Stockholder Approval. As soon as practicable, MFS will take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the MFS Proposals and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except as otherwise contemplated by this Agreement, the Board of Directors of MFS (i) will recommend to the stockholders of MFS that they approve the MFS Proposals, and
(ii) will use its reasonable best efforts to obtain any necessary approval by MFS's stockholders of the MFS

Proposals including, without limitation, voting the MFS Shares and MFS Preferred Shares held by such Directors for such adoption and approval.

          4.5 Reasonable Business Efforts. Subject to the terms and conditions herein provided, MFS agrees to use its reasonable business efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement including, but not limited to (i) obtaining the Consent of MFS's lenders and others to this Agreement and the transactions contemplated hereby,
(ii) the defending of any Litigation against MFS or any of its subsidiaries challenging this Agreement or the consummation of the transactions contemplated hereby, (iii) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated thereby, and (iv) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, MFS agrees to use reasonable business efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the closing set forth herein.

          4.6 Public Announcements. So long as this Agreement is in effect, MFS shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger, the MFS Proposals, the WorldCom Proposals, the MFS Option Agreement, the WorldCom Option Agreement or the transactions contemplated hereby or thereby without the consent of WorldCom, except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case MFS, prior to making such announcement, shall consult with WorldCom regarding the same.

          4.7 Compliance. In consummating the Merger and the transactions contemplated hereby, MFS shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

          4.8 No Solicitation. (a) MFS shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a MFS Takeover Proposal (as hereinafter defined). MFS shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any MFS Takeover Proposal or (ii) participate in any discussions or negotiations regarding any MFS Takeover Proposal; provided, however, that if, at any time prior to the Effective Time, the Board of Directors of MFS determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to MFS's stockholders under applicable law, MFS may, in response to a MFS Takeover Proposal which was not solicited subsequent to the date hereof, and subject to compliance with Section 4.8(c), (x) furnish information with respect to MFS to any person pursuant to a customary confidentiality agreement (as determined by MFS after consultation with its outside counsel) and (y) participate in negotiations regarding such MFS Takeover Proposal. Except as expressly provided in a separate letter agreement of even date herewith agreed to by WorldCom and MFS (the "MFS Disclosure Letter"), "MFS Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of MFS and its subsidiaries or 15% or more of any class of equity securities of MFS or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of MFS or any of its subsidiaries, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving MFS or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to WorldCom of the transactions contemplated by this Agreement.

               (b) Except as set forth in this Section 4.8, neither the Board of Directors of MFS nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to WorldCom, the approval or recommendation by such Board of Directors or such committee of the MFS Proposals, (ii) approve or recommend, or propose publicly to approve or recommend, any MFS Takeover Proposal or (iii) cause MFS to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "MFS Acquisition Agreement") related to any MFS Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of MFS determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to MFS's stockholders under applicable law, the Board of Directors of MFS may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the MFS Proposals or (y) approve or recommend a MFS Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause MFS to enter into any MFS Acquisition Agreement with respect to any MFS Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is after the tenth business day following WorldCom's receipt of written notice advising WorldCom that the Board of Directors of MFS has received a MFS Superior Proposal, specifying the material terms and conditions of such MFS Superior Proposal and identifying the person making such MFS Superior Proposal. Any such withdrawal or modification of the recommendation of the MFS Proposals shall not change the approval of the Board of Directors of MFS for purposes of causing Section 203 of the Delaware Code to be inapplicable to the MFS Proposals and the MFS Option Agreement or the status of WorldCom as other than an "Acquiring Person" under the MFS Rights Agreement and shall not directly or indirectly cause a "Stock Acquisition Date" or a "Distribution Date" (as such terms are defined in the MFS Rights Agreement) to occur. For purposes of this Agreement, a "MFS Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 15% of the combined voting power of the shares of MFS Common Stock and MFS Preferred Stock then outstanding or all or substantially all the assets of MFS and otherwise on terms which the Board of Directors of MFS determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be materially more favorable to MFS's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of MFS, is reasonably capable of being financed by such third party.

               (c) In addition to the obligations of MFS set forth in paragraphs (a) and (b) of this Section 4.8, MFS shall immediately advise WorldCom orally and in writing of any request for information or of any MFS Takeover Proposal, the material terms and conditions of such request or MFS Takeover Proposal and the identity of the person making such request or MFS Takeover Proposal. MFS will keep WorldCom fully informed of the status and details (including amendments or proposed amendments) of any such request or MFS Takeover Proposal.

               (d) Nothing contained in this Section 4.8 shall prohibit MFS from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to MFS's stockholders if, in the good faith judgment of the Board of Directors of MFS, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to MFS's stockholders under applicable law; provided, however, neither MFS nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.8(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the MFS Proposals or approve or recommend, or propose publicly to approve or recommend, a MFS Takeover Proposal.

          4.9 SEC and Stockholder Filings. MFS shall send to WorldCom a copy of all material public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

          4.10 Tax Opinion Certification. MFS shall execute and deliver a certificate in a form satisfactory to the counsel of both MFS and WorldCom, signed by an officer of MFS setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to
Section 6.1.8 of this Agreement ("MFS Tax Opinion Certificate").

          4.11 Affiliate Agreements. MFS shall use reasonable business efforts to ensure that each person who is or may be an "affiliate" of MFS within the meaning of Rule 145 promulgated under the Securities Act shall enter into an agreement in the form attached hereto as Schedule 4.11.

          4.12 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, without limitation, Section 203 of the Delaware Code, is or may become applicable to the Merger, the MFS Proposals or the MFS Option Agreement, MFS and the members of its Board of Directors will grant such approvals, and take such actions as are necessary so that the transactions contemplated by this Agreement, the MFS Proposals and the MFS Option Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby or thereby.

          4.13 Comfort Letters. Upon the request of WorldCom, MFS shall use reasonable business efforts to provide to WorldCom prior to the Effective Time "comfort letters" from the independent certified public accountants for MFS and its subsidiaries dated the date on which the Registration Statement, or last amendment thereto, shall become effective, and dated the Closing Date, addressed to the Board of Directors of each of MFS and WorldCom, covering such matters as WorldCom shall reasonably request with respect to facts concerning the financial condition of MFS and its subsidiaries and customary for such certified public accountants to deliver in connection with a transaction similar to the Merger.

                                   ARTICLE V
                       ADDITIONAL COVENANTS OF WORLDCOM

          WorldCom covenants and agrees as follows:

          5.1 Conduct of Business of WorldCom and the WorldCom Subsidiaries. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, WorldCom shall conduct, and it shall cause its subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and WorldCom shall, and it shall cause its subsidiaries to, use its or their reasonable business efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as otherwise set forth in the WorldCom Disclosure Letter (as hereinafter defined), after the date hereof and prior to the Effective Time, neither WorldCom nor any of its subsidiaries will, without the prior written consent of MFS:

               (i) amend or propose to amend its Certificate or Articles of Incorporation or Bylaws (or comparable governing instruments) in any material respect;

               (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of WorldCom or any of its subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of WorldCom or any of its subsidiaries, except for the issuance of shares of WorldCom Stock pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms and except for the grant of employee stock options and issuance of shares of WorldCom Stock pursuant to the exercise thereof in the ordinary course of business consistent with past practice, and except for the issuance of shares of WorldCom Stock in accordance with the terms of acquisitions approved by MFS, or pursuant to the terms of rights or obligations referred to in Schedule 3.2;

               (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to WorldCom or a subsidiary of WorldCom, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

               (iv) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, material to WorldCom and its subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice; or

               (v) increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement and such as are in the ordinary course of business consistent with past practice.

          Furthermore, WorldCom covenants, represents and warrants that from and after the date of this Agreement, unless MFS shall otherwise expressly consent in writing, WorldCom shall, and WorldCom shall cause each of its subsidiaries to, use its or their reasonable business efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the WorldCom Permits necessary for, or otherwise material to, such business.

          5.2 Notification of Certain Matters. WorldCom shall give prompt notice to MFS if any of the following occur after the date of this Agreement:
(i) any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any WorldCom Material Contract which could have a WorldCom Material Adverse Effect; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (iii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an Event which could have a WorldCom Material Adverse Effect; (v) the commencement or threat of any Litigation involving or affecting WorldCom or any of its subsidiaries or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of WorldCom or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger or any material development in connection with any Litigation disclosed by WorldCom in or pursuant to this Agreement or the WorldCom Securities Filings; and (vi) the occurrence of any Event that could cause a breach by WorldCom of any provision of this Agreement or a WorldCom Ancillary Agreement, including such a breach that could occur if such Event had taken place on or prior to the date of this Agreement.

          5.3 Access and Information. Between the date of this Agreement and the Effective Time, WorldCom and its subsidiaries will give, and shall direct its accountants and legal counsel to give MFS, and their respective authorized representatives (including, without limitation, its lenders, financial advisors, accountants and legal counsel) at all reasonable times access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records (including, but not limited to, Tax Returns) of or pertaining to WorldCom and its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish MFS with (a) such financial and operating data and other information with respect to the business and properties of WorldCom and its subsidiaries as MFS may from time to time reasonably request, and (b) a copy of each material report, schedule and other document filed or received by WorldCom or any of its subsidiaries pursuant to the requirements of applicable securities laws or the NASD.

          5.4 Shareholder Approval. As soon as practicable, WorldCom will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the WorldCom Proposals, for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby and for such other purposes as WorldCom shall determine. Except as otherwise contemplated by this Agreement, the Board of Directors of WorldCom (i) will recommend to the shareholders of WorldCom that they approve the WorldCom Proposals, and
(ii) will use its reasonable best efforts to obtain any necessary approval by WorldCom's shareholders of the WorldCom Proposals, including, without limitation, voting the WorldCom Stock held by such Directors for such approval.

          5.5 Reasonable Business Efforts. Subject to the terms and conditions herein provided, WorldCom agrees to use its reasonable business efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement including, but not limited to (i) obtaining the Consent of WorldCom's lenders to this Agreement and the transactions contemplated hereby, (ii) the defending of any Litigation against WorldCom or any of its subsidiaries challenging this Agreement or the consummation of the transactions contemplated hereby, (iii) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated thereby, and (iv) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, WorldCom agrees to use reasonable business efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the closing set forth herein.

          5.6 Public Announcements. So long as this Agreement is in effect, WorldCom shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger, the WorldCom Proposals, the MFS Proposals, the WorldCom Option Agreement, the MFS Option Agreement or the transactions contemplated hereby or thereby without the consent of MFS, except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case WorldCom, prior to making such announcement, will consult with MFS regarding the same.

          5.7 Compliance. In consummating the Merger and the transactions contemplated hereby, WorldCom shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

          5.8 No Solicitation. (a) WorldCom shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a WorldCom Takeover Proposal (as hereinafter defined). WorldCom shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any WorldCom Takeover Proposal or (ii) participate in any discussions or negotiations regarding any WorldCom Takeover Proposal; provided, however, that if, at any time prior to the Effective Time, the Board of Directors of WorldCom determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to WorldCom's shareholders under applicable law, WorldCom may, in response to a WorldCom Takeover Proposal which was not solicited subsequent to the date hereof, and subject to compliance with Section 5.8(c), (x) furnish information with respect to WorldCom to any person pursuant to a customary confidentiality agreement (as determined by WorldCom after consultation with its outside counsel) and (y) participate in negotiations regarding such WorldCom Takeover Proposal. Except as expressly provided in a separate letter agreement of even date herewith agreed to by WorldCom and MFS (the "WorldCom Disclosure Letter"), "WorldCom Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of WorldCom and its subsidiaries or 15% or more of any class of equity securities of WorldCom or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of WorldCom or any of its subsidiaries, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving WorldCom or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to MFS of the transactions contemplated by this Agreement.

               (b) Except as set forth in this Section 5.8, neither the Board of Directors of WorldCom nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to MFS, the approval or recommendation by such Board of Directors or such committee of the WorldCom Proposals, (ii) approve or recommend, or propose publicly to approve or recommend, any WorldCom Takeover Proposal or (iii) cause WorldCom to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "WorldCom Acquisition Agreement") related to any WorldCom Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of WorldCom determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to WorldCom's shareholders under applicable law, the Board of Directors of WorldCom may (subject to this and the following sentences)
(x) withdraw or modify its approval or recommendation of the WorldCom Proposals or (y) approve or recommend a WorldCom Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause WorldCom to enter into any WorldCom Acquisition Agreement with respect to any WorldCom Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is after the tenth business day following MFS's receipt of written notice advising MFS that the Board of Directors of WorldCom has received a WorldCom Superior Proposal, specifying the material terms and conditions of such WorldCom Superior Proposal and identifying the person making such WorldCom Superior Proposal. Any such withdrawal or modification of the recommendation of the WorldCom Proposals shall not change the approval of the Board of Directors of WorldCom for purposes of Section 14-2-1132 of the Georgia Business Corporation Code or Article Ten of the Amended and Restated Articles of Incorporation of WorldCom. For purposes of this Agreement, a "WorldCom Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 15% of the combined voting power of the shares of WorldCom Stock and WorldCom Preferred Stock then outstanding or all or substantially all the assets of WorldCom and otherwise on terms which the Board of Directors of WorldCom determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be materially more favorable to WorldCom's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of WorldCom, is reasonably capable of being financed by such third party.

               (c) In addition to the obligations of WorldCom set forth in paragraphs (a) and (b) of this Section 5.8, WorldCom shall immediately advise MFS orally and in writing of any request for information or of any WorldCom Takeover Proposal, the material terms and conditions of such request or WorldCom Takeover Proposal and the identity of the persons making such request or WorldCom Takeover Proposal. WorldCom will keep MFS fully informed of the status and details (including amendments or proposed amendments) of any such request or WorldCom Takeover Proposal.

               (d) Nothing contained in this Section 5.8 shall prohibit WorldCom from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to WorldCom's shareholders if, in the good faith judgment of the Board of Directors of WorldCom, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to WorldCom's shareholders under applicable law; provided, however, neither WorldCom nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.8(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the WorldCom Proposals or approve or recommend, or propose publicly to approve or recommend, a WorldCom Takeover Proposal.

          5.9 SEC and Shareholder Filings. WorldCom shall send to MFS a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

          5.10 Tax Opinion Certificates. WorldCom shall execute and deliver a certificate in form satisfactory to the counsel of MFS and WorldCom, signed by an officer of WorldCom setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Section 6.1.8 of this Agreement ("WorldCom Tax Opinion Certificate").

          5.11 Board Representation. WorldCom's Board of Directors will take action to cause the number of directors comprising the full Board of Directors of WorldCom at the Effective Time to consist of an odd number of directors, with MFS being entitled to designate one less director than WorldCom (the "Nominees"). It is the intent of the parties that membership on the compensation and stock option, audit and nominating committees of WorldCom's Board of Directors shall initially consist of an equal number of designees of WorldCom and MFS.

          5.12 Employee Benefit Plans.

               (a) Benefit Plans. After the Effective Time, WorldCom shall arrange for each employee participating in any of the Benefit Plans of MFS or an MFS subsidiary as are in effect on the date hereof to participate in any counterpart Benefit Plans of WorldCom in accordance with the eligibility criteria thereof, provided that (i) such participants shall receive full credit for years of service with MFS or any of its subsidiaries prior to the Merger for all purposes for which such service was recognized under the Benefit Plan of MFS or such subsidiary including, but not limited to, recognition of service for eligibility, vesting, and, to the extent not duplicative of benefits received under such Benefit Plan of MFS or such subsidiary, the amount of benefits, (ii) such participants shall participate in the Benefit Plans of WorldCom on terms no less favorable than those offered by WorldCom to similarly situated employees of WorldCom; and (iii) WorldCom shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under MFS' Benefit Plans) and eligibility waiting periods under any group health plans to be waived with respect to such participants and their eligible dependents.

               (b) Change in Control Provisions. Except with respect to MFS Outperformance Options, which shall be treated as described in Section 1.6(b) above, WorldCom and MFS hereby acknowledge that the Merger and the consummation of the transactions contemplated under this Agreement will be treated as a "Change in Control" for purposes of each of the applicable MFS Benefit Plans and each applicable employment, severance or similar agreement applicable to any employee of MFS or any of its subsidiaries listed on
Schedule 5.12(b) attached hereto (collectively, "Change in Control Agreements") and agree to abide by the provisions of any Benefit Plans and Change in Control Agreements which relate to a Change in Control, including, but not limited to, the accelerated vesting and/or payment of equity-based awards.

               (c) Treatment under Section 280G of the Code. With respect to any income tax filing relating to Sections 280G or 4999 of the Code, WorldCom hereby agrees that it shall take, and shall cause its subsidiaries to take, the position that none of the execution of this Agreement, the approval of this Agreement by stockholders of MFS, or the consummation of the Merger shall constitute a change in the ownership or effective control of MFS or a change in the ownership of a substantial portion of the assets of MFS within the meaning of Section 280G of the Code, and further agrees that, consistent with such position, it shall not withhold from any amounts payable to any MFS employee by reason of consummation of the transactions contemplated hereby (including by reason of any termination of employment of any such employee within specified periods following the Effective Time) any amounts in respect of the excise tax described in Section 4999 of the Code unless, as a result of a change in relevant "authority" (as such term is defined in Treasury
Regulation   1.6662-(4)(d)(3)(iii) for purposes of Section 6662 of the Code)
which occurs after the date hereof, such position ceases to be supported by a good faith interpretation of relevant authority (as so defined).

          5.13 Indemnification. The indemnification provisions of the By-laws and the Certificate of Incorporation of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who immediately prior to the Closing Date were directors, officers, agents or employees of MFS unless otherwise required by applicable Law. From and after the Effective Time, WorldCom and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless the directors, officers and agents of MFS as provided in MFS's Certificate of Incorporation, By-Laws or indemnification agreements, as in effect as of the date hereof, with respect to matters occurring through the Closing Date. To the extent available, WorldCom agrees to cause the Surviving Corporation to maintain in effect for not less than three years after the Closing Date policies of directors' and officers' liability insurance comparable to those maintained by MFS with carriers comparable to MFS's existing carriers and containing terms and conditions which are no less advantageous in any material respect to the officers, directors and employees of MFS; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

          5.14 Takeover Statutes. If any Takeover Statute, including, without limitation, Section 14-2-1132 of the Georgia Business Corporation Code, is or may become applicable to the Merger, the WorldCom Proposals or the WorldCom Option Agreement, WorldCom and the members of its Board of Directors will grant such approvals, and take such actions as are necessary so that the transactions contemplated by this Agreement, the WorldCom Proposals and the WorldCom Option Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby or thereby.

          5.15 Comfort Letters. Upon the request of MFS, WorldCom shall use reasonable business efforts to provide to MFS prior to the Effective Time "comfort letters" from the independent certified public accountants for WorldCom and its subsidiaries, dated the date on which the Registration Statement, or last amendment thereto, shall become effective, and dated the Closing Date, addressed to the Board of Directors of each of MFS and WorldCom, covering such matters as MFS shall reasonably request with respect to facts concerning the financial condition of WorldCom and its subsidiaries and customary for such certified public accountants to deliver in connection with a transaction similar to the Merger.


                                  ARTICLE VI
                                  CONDITIONS

          6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

               6.1.1 Stockholder Approval. The MFS Proposals shall have been approved at or prior to the Effective Time by the requisite vote of the stockholders of MFS in accordance with the Delaware Code and the WorldCom Proposals shall have been approved by the requisite vote of the shareholders of WorldCom in accordance with applicable Law and the rules and regulations of the NASD.

               6.1.2 No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn by the Effective Time. MFS and WorldCom shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

               6.1.3  Governmental Approvals.  All Consents of any
          Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained by Final Order (as hereafter defined), except as may be waived by WorldCom and MFS or those Consents the failure of which to obtain will not have a Surviving Corporation Material Adverse Effect (as defined below).
          The term "Final Order" with respect to any Consent of a Governmental Authority shall mean an action by the appropriate Governmental Authority as to which: (i) no request for stay by such Governmental Authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before such Governmental Authority, and no appeal or comparable administrative remedy with such or any other Governmental Authority is pending before such Governmental Authority, and the time for filing any such petition, appeal or administrative remedy has passed; (iii) such Governmental Authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the Governmental Authority action is pending or in effect, and if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

               6.1.4 HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted and no action, suit, proceeding or investigation shall have been instituted by either the United States Department of Justice or the Federal Trade Commission to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner, or if any such action, suit, proceeding or investigation shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department or Commission, as the case may be.

               6.1.5 Required Consents. Any required Consents of any person to the Merger or the transactions contemplated hereby, including, without limitation, the Consents of the respective lenders of WorldCom and MFS, shall have been obtained and be in full force and effect, except for those the failure of which to obtain will not have a material adverse effect on the business, assets (including, but not limited to, intangible assets), prospects, condition (financial or otherwise), properties (including, but not limited to, intangible properties), liabilities or the result of operations of the Surviving Corporation and its subsidiaries taken as a whole ("Surviving Corporation Material Adverse Effect") or a WorldCom Material Adverse Effect.

               6.1.6 Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by any Governmental Authority.

               6.1.7 Blue Sky. WorldCom shall have received all state securities law authorizations necessary to consummate the transactions contemplated hereby.

               6.1.8 Tax Opinion. WorldCom shall have received an opinion from WorldCom's tax counsel and MFS shall have received an opinion from MFS's tax counsel substantially to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current Law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of
          Section 368(a) of the Code.

               6.1.9 Quotation of WorldCom Stock. The shares of WorldCom Stock comprising the Merger Consideration shall have been approved for quotation on The Nasdaq Stock Market.

          6.2 Conditions to Obligations of MFS. The obligation of MFS to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by MFS:

               6.2.1 WorldCom Representations and Warranties. The representations and warranties of WorldCom contained in this Agreement that are modified by materiality or WorldCom Material Adverse Effect shall be true and correct in all respects and those that are not so modified shall be true and correct in all material respects, on the date hereof and, except for changes not prohibited by this Agreement, as of the Effective Time as if made at the Effective Time.

               6.2.2 Performance by WorldCom. WorldCom shall have performed and complied with all of the covenants and agreements in all material respects and satisfied in all material respects all of the conditions required by this Agreement to be performed or complied with or satisfied by WorldCom at or prior to the Effective Time.

               6.2.3 No Material Adverse Change. There shall not have occurred after the date hereof any Event that has or reasonably could be expected to have a WorldCom Material Adverse Effect.

               6.2.4 Certificates and Other Deliveries. WorldCom shall have delivered to MFS (i) a certificate executed on its behalf by its President or another authorized officer to the effect that the conditions set forth in Subsections 6.2.1, 6.2.2 and 6.2.3, above, have been satisfied; (ii) a certificate of existence from the Secretary of State of the State of Georgia stating that WorldCom is a validly existing corporation; (iii) duly adopted resolutions of the Board of Directors of each of WorldCom and the Board of Directors and stockholder of Acquisition Subsidiary approving the execution, delivery and performance of this Agreement, the WorldCom Ancillary Agreements and the instruments contemplated hereby and thereby, and of the WorldCom shareholders approving the WorldCom Proposals, each certified by its Secretary; (iv) the duly executed WorldCom Tax Opinion Certificate; (v) the supplemental agreement referred to in the last sentence of Section 1.6(a) hereof; and
          (vi) such other documents and instruments as MFS reasonably may request.

               6.2.5 Opinion of WorldCom Counsel. MFS shall have received an opinion of counsel to WorldCom, in form and substance reasonably satisfactory to MFS, covering the matters set forth in
          Schedule 6.2.5 attached hereto.

               6.2.6 Election of Nominees. WorldCom shall have taken all action necessary to cause the Nominees to become members of the Board of Directors of WorldCom as of the Effective Time.

          6.3 Conditions to Obligations of WorldCom. The obligations of WorldCom to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by WorldCom:

               6.3.1 MFS Representations and Warranties. The representations and warranties of MFS contained in this Agreement that are modified by materiality or MFS Material Adverse Effect shall be true and correct in all respects, and those that are not so modified shall be true and correct in all material respects, on the date hereof and, except for changes not prohibited by this Agreement, as of the Effective Time as if made at the Effective Time.

               6.3.2 Performance by MFS. MFS shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by MFS at or prior to the Effective Time.

               6.3.3 No Material Adverse Change. There shall have not occurred after the date hereof any Event that has or reasonably could be expected to have a MFS Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

               6.3.4 Certificates and Other Deliveries. MFS shall have delivered, or caused to be delivered, to WorldCom (i) a certificate executed on its behalf by its Chairman or another duly authorized officer to the effect that the conditions set forth in Subsections 6.3.1, 6.3.2 and 6.3.3, above, have been satisfied; (ii) a certificate of good standing from the Secretary of State of the State of Delaware stating that MFS is a validly existing corporation in good standing; (iii) duly adopted resolutions of the Board of Directors and stockholders of MFS approving the execution, delivery and performance of this Agreement, the MFS Proposals, the MFS Ancillary Agreements and the instruments contemplated hereby and thereby, certified by the Secretary of MFS; (iv) a true and complete copy of the Certificate of Incorporation certified by the Secretary of State of the State of Delaware, and a true and complete copy of the Bylaws of MFS certified by the Secretary thereof; (v) the duly executed MFS Tax Opinion Certificate; and (vi) such other documents and instruments as WorldCom reasonably may request.

               6.3.5 Opinion of MFS Counsel. WorldCom shall have received the opinion of counsel to MFS, in form and substance reasonably satisfactory to MFS, covering the matters set forth in
          Schedule 6.3.5 attached hereto.

               6.3.6 Affiliate Agreements. Each person who is or may be an "affiliate" of MFS within the meaning of Rule 145 of the rules and regulations of the SEC promulgated under the Securities Act shall have entered into an agreement in the form attached hereto as
          Schedule 4.11.

                                  ARTICLE VII
                          TERMINATION AND ABANDONMENT

          7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of MFS and the shareholders of WorldCom described herein:

               (a)  by mutual written consent of WorldCom and MFS;

               (b)  by either WorldCom or MFS if:

                    (i)  the Merger shall not have been
               consummated on or prior to the first anniversary of the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                    (ii)  the approval of MFS's stockholders
               required by Section 6.1.1 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof;

                    (iii) the approval of WorldCom's
               shareholders as required by Section 6.1.1 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or

                    (iv)  any Governmental Authority shall have
               issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

               (c) by WorldCom, if MFS shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to MFS;

               (d) by WorldCom in accordance with Section 5.8(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee;

               (e) by WorldCom, if Section 4.8 shall be breached by MFS in any material respect and MFS shall have failed to promptly terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from WorldCom, or MFS shall breach Section 4.8 by failing to promptly notify WorldCom as required thereunder;

               (f) by WorldCom if (i) the Board of Directors of MFS or any committee thereof shall have withdrawn or modified in a manner adverse to WorldCom its approval or recommendation of the MFS Proposals, or failed to reconfirm its recommendation within fifteen business days after a written request to do so, or approved or recommended any MFS Takeover Proposal or (ii) the Board of Directors of MFS or any committee thereof shall have resolved to take any of the foregoing actions;

               (g) by WorldCom, if MFS or any of its officers, directors, employees, representatives or agents shall take any of the actions referenced in the proviso to the second sentence of Section 4.8(a);

               (h) by MFS, if WorldCom shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to WorldCom;

               (i) by MFS in accordance with Section 4.8(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee;

               (j) by MFS, if Section 5.8 shall be breached by WorldCom in any material respect and WorldCom shall have failed to promptly terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from MFS, or WorldCom shall breach Section
          5.8 by failing to promptly notify MFS as required thereunder;

               (k) by MFS if (i) the Board of Directors of WorldCom or any committee thereof shall have withdrawn or modified in a manner adverse to MFS its approval or recommendation of the WorldCom Proposals, or failed to reconfirm its recommendation within fifteen business days after a written request to do so, or approved or recommended any WorldCom Takeover Proposal or (ii) the Board of Directors of WorldCom or any committee thereof shall have resolved to take any of the foregoing actions;

               (l) by MFS, if WorldCom or any of its officers, directors, employees, representatives or agents shall take any of the actions referenced in the proviso to the second sentence of Section 5.8(a); or

               (m) by MFS, if any person (other than MFS or any of its affiliates or associates) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act) or any "group" (as such term is defined in Section 13(d)(3) of the Securities Exchange Act) (other than a group of which MFS or any of its affiliates or associates is a member) shall have been formed which beneficially owns, 25% or more of the voting power of WorldCom.


          The party desiring to terminate this Agreement pursuant to the preceding paragraphs (b), (c), (d), (e), (f), (g), (h),

(i), (j), (k), (l) or (m) shall give written notice of such termination to the other party in accordance with Section 8.5 below.

          7.2 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in this Section 7.2, Section 7.3, Section 7.4, Section 8.1 and Section 8.7) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement.

               (b) In the event that (A) this Agreement is terminated by either WorldCom or MFS pursuant to Section 7.1(b)(ii) above; (B) a bona fide MFS Takeover Proposal shall have been made known to MFS or any of its subsidiaries and made known to its stockholders generally or has been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide MFS Takeover Proposal and such MFS Takeover Proposal or announced intention shall not have been withdrawn and thereafter this Agreement is terminated by either WorldCom or MFS pursuant to Section 7.1(b)(i), or (C) this Agreement is terminated (x) by MFS pursuant to Section 7.1(i) or (y) by WorldCom pursuant to Section 7.1(e), (f) or (g), then MFS shall promptly, but in no event later than two days after the date of such termination, pay WorldCom a fee equal to $350 million (the "Termination Fee"), payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to WorldCom pursuant to a termination by WorldCom pursuant to Section 7.1(g) unless and until within 18 months of such termination, MFS or any of its subsidiaries enters into any MFS Acquisition Agreement or consummates any MFS Takeover Proposal. MFS acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, WorldCom would not enter into this Agreement; accordingly, if MFS fails to promptly pay the amount due pursuant to this Section 7.2(b), and, in order to obtain such payment, WorldCom commences a suit which results in a judgment against MFS for the Termination Fee set forth in this paragraph (b), MFS shall also pay to WorldCom its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. In the event of a termination by WorldCom pursuant to Section 7.1(g), MFS shall promptly pay upon WorldCom's request all out-of-pocket charges and expenses incurred by WorldCom in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $10 million, which payments shall be credited against any Termination Fee that may subsequently become payable.

               (c) In the event that (A) this Agreement is terminated by either WorldCom or MFS pursuant to Section 7.1(b)(iii) above, (B) a bona fide WorldCom Takeover Proposal shall have been made known to WorldCom or any of its subsidiaries and made known to its shareholders generally or has been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide WorldCom Takeover Proposal and such WorldCom Takeover Proposal or announced intention shall not have been withdrawn and thereafter this Agreement is terminated by either WorldCom or MFS pursuant to Section 7.1(b)(i), or
(C) this Agreement is terminated (x) by WorldCom pursuant to Section 7.1(d) or
(y) by MFS pursuant to Section 7.1(j), (k), (l) or (m), then WorldCom shall promptly, but in no event later than two days after the date of such termination, pay MFS the Termination Fee, payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to MFS pursuant to a termination by MFS pursuant to Section 7.1(l) unless and until within 18 months of such termination, WorldCom or any of its subsidiaries enters into any WorldCom Acquisition Agreement or consummates any WorldCom Takeover Proposal. WorldCom acknowledges that the agreements contained in this Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, MFS would not enter into this Agreement; accordingly, if WorldCom fails to promptly pay the amount due pursuant to this Section 7.2(c), and, in order to obtain such payment, MFS commences a suit which results in a judgment against WorldCom for the Termination Fee set forth in this paragraph (c), WorldCom shall also pay to MFS its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. In the event of a termination by MFS pursuant to Section 7.1(l), WorldCom shall promptly pay upon MFS's request all out-of-pocket charges and expenses incurred by MFS in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $10 million, which payments shall be credited against any Termination Fee that may subsequently become payable.

          7.3 Procedure Upon Termination. In the event of termination and abandonment pursuant to this Article VII, this Agreement shall terminate and the Merger shall be abandoned without further action by MFS or WorldCom, provided that the agreements contained in Sections 7.2, 8.1 and 8.7 hereof shall remain in full force and effect. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same. Nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to termination.

          7.4 Services Agreement. In the event that this Agreement is terminated under circumstances in which either WorldCom or MFS is entitled to receive the Termination Fee pursuant to Section 7.2 hereof, the party entitled to receive the Termination Fee shall also be entitled to receive, at its sole election, the services described in that agreement of even date herewith between MFS and WorldCom, on the terms and conditions described in such agreement.

                                 ARTICLE VIII
                                 MISCELLANEOUS

          8.1 Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised, or (iv) consented to in writing by WorldCom and MFS, any information or documents furnished in connection herewith shall be kept strictly confidential by MFS, WorldCom and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, WorldCom or MFS, after consultation with the other party, may file with the SEC a Report on Form 8-K pursuant to the Securities Exchange Act with respect to the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. In connection with any filing with the SEC of a registration statement or amendment thereto under the Securities Act, MFS or WorldCom, after consultation with the other party, may include a prospectus containing any information required to be included therein with respect to the Merger, including, but not limited to, financial statements and pro forma financial information with respect to the other party, and thereafter distribute said prospectus. WorldCom and MFS shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by

Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, or (iii) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

          8.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement among MFS, WorldCom and Acquisition Subsidiary.

          8.3 Waiver of Compliance; Consents. Any failure of MFS on the one hand, or WorldCom on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by WorldCom on the one hand, or MFS on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

          8.4 Survival of Representations and Warranties. The respective representations, warranties, covenants and agreements of MFS and WorldCom contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those contained in Sections 5.11, 5.12 and 5.13, above and except for the agreements delivered pursuant to Section 6.3.6 hereof and the certificates referred to in Sections 6.2.4(iv) and 6.3.4(v) hereof.

          8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (i)  if to MFS, to:

                    11808 Miracle Hills Drive
                    Omaha, Nebraska 68154
                    Attention:  Terrence J. Ferguson, Esq.
                    Telecopy:  (402) 231-3545

                    with a copy to:

                    Willkie Farr & Gallagher
                    One Citicorp Center
                    153 East 53rd Street
                    New York, NY  10022
                    Attention:  John S. D'Alimonte, Esq. and
                                Steven J. Gartner, Esq.
                    Telecopy:  212-821-8111

                         and

               (ii) if to WorldCom or Acquisition Subsidiary, to:

                    515 East Amite Street
                    Jackson, Mississippi 39201
                    Attention:  Bernard J. Ebbers
                    Telecopy:   (601) 360-8616

                    with copies to:

                    WorldCom, Inc.
                    10777 Sunset Office Drive, Suite 330
                    St. Louis, Missouri 63127
                    Attention:  P. Bruce Borghardt, Esq.
                    Telecopy:   (314) 909-4101

                         and

                    Bryan Cave LLP
                    One Metropolitan Square
                    211 North Broadway, Suite 3600
                    St. Louis, Missouri  63102
                    Attention:  Don G. Lents, Esq. and
                                R. Randall Wang, Esq.
                    Telecopy:   (314) 259-2020

          8.6 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto, except that Acquisition Subsidiary may assign to WorldCom or any other direct subsidiary of WorldCom any and all rights, interests and obligations of Acquisition Subsidiary under this Agreement; provided that any assignment by Acquisition Subsidiary of any or all of its rights, interests and obligations under this Agreement to WorldCom shall require that the Merger contemplated by this Agreement shall then be structured as a direct merger of MFS with and into WorldCom or any other structure approved by MFS.

          8.7 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, subject to the rights of such party contemplated under Section 7.2, above.

          8.8 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Delaware, except as otherwise required by the Georgia Business Corporation Code.

          8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          8.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity;
(ii) the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person; and (iii) the term "subsidiary" of any specified person shall mean any corporation 50 percent or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity
50 percent or more of the total equity interest of which, is directly or indirectly owned by such specified person.

          8.11 Entire Agreement. This Agreement and the documents or instruments referred to herein including, but not limited to, the Schedules attached hereto and the Disclosure Letters referred to herein, which Schedules and Disclosure Letters are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

          8.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

          8.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

          8.14 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto, or, a successor or permitted assign of such a party; provided however, that the parties hereto specifically acknowledge that the provisions of Sections 5.12 and 5.13, above, are intended to be for the benefit of, and shall be enforceable by, the employees, officers and directors of MFS and/or the MFS Subsidiaries affected thereby and their heirs and representatives.

          8.15 Schedules and Disclosure Letters. MFS and WorldCom acknowledge that the Schedules to this Agreement, the MFS Disclosure Letter and the WorldCom Disclosure Letter (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to MFS or WorldCom, as the case may be, except to the extent required by this Agreement, and (iv) disclosure of the information contained in one MFS or WorldCom Schedule shall be deemed as proper disclosure for all MFS or WorldCom Schedules, as the case may be.

          IN WITNESS WHEREOF, WorldCom, Acquisition Subsidiary and MFS have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                              WORLDCOM, INC.



                              By /s/  Bernard J. Ebbers
                                Name:  Bernard J. Ebbers
                                Title:  President and
                                          Chief Executive Officer


                              HIJ CORP.



                              By /s/ Bernard J. Ebbers
                                Name:  Bernard J. Ebbers
                                Title:  President and
                                          Chief Executive Officer


                              MFS COMMUNICATIONS COMPANY, INC.



                              By /s/ James Q. Crowe
                                Name:  James Q. Crowe
                                Title:  Chairman of the Board and
                                          Chief Executive Officer